Exhibit 1
May 4, 2015
Essex Rental Corp.
Board of Directors
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089

RE: Casey Capital Seeks Improved Corporate Governance at Essex
Gentlemen:
As you know, Lee Keddie and Casey Capital, LLC (together with its affiliates, "Casey Capital"), the owners of 1,462,634 shares of common stock of  Essex Rental Corp. ("Essex" or the "Company"), have aligned in an attempt to improve corporate governance and leadership at Essex. Together, we have made numerous efforts to reach out to you to improve Essex's board.
Unfortunately, so far, our discussions with Essex have failed to lead to needed corporate governance reforms while you continue to disregard the best practices of corporate governance, including your maintenance of related party transactions with the Levys and excessive compensation to incumbent directors for board membership.
After exhausting other options with the concern that you never had any good faith intention of considering our nominees, we have decided to solicit proxies on behalf of three well qualified and independent candidates.
Notwithstanding this course of action we believe we will have to take, we ask you to consider the following:
1. Given your apparent struggle to fill the remaining seat on the Board, our offer to assist with improving Essex's Board remains. We hope you will stop misleading shareholders by telling them that our nominations are unacceptable. We have provided you with timely and legal nominations that comply with Essex's Bylaws and applicable Delaware law that contain extensive information about our director candidates and the experience, insight, and judgment they could bring to Essex. We offered to you to discuss these nominations only to receive a rejection from your representative stating that "the Board does not believe that a call would serve as a productive use of time" for certain reasons your representative described. We repeat our offer to you to consider and discuss all of the information we previously provided and our well qualified nominees.
2. We offer assistance with respect to the identification and engagement of an independent registered public accounting firm for Essex for the 2015 fiscal year. Essex reported that on March 25, 2015, Grant Thornton LLP notified it that it intended to resign. Essex's proxy materials filed on April 30, 2015 fail to identify a proposal to ratify a firm to replace Grant Thornton LLP. Now that over a month has passed and you still have not reported the engagement of a new audit firm, it is our concern that your delay is creating uncertainty and is not in the best interests of stockholders.
3. Refrain from further actions that are adverse to the best interests of Essex stockholders prior to the annual meeting. We call upon the incumbent board members of Essex to not take actions adverse to the best interests of Essex stockholders prior to the annual meeting. Such actions could include, but are not limited to: entering into change in control agreements, increasing board compensation, changing management, delaying the annual meeting, and/or any other defensive measures.
4. We again ask you to engage with us in settlement discussions. We continue to believe, especially if the incumbents aggressively defend their positions with the company's resources, that any director election contest will be costly for Essex and its stockholders. We repeat our invitation to you to discuss with us a settlement of the issues with respect to the outstanding nominations and corporate governance issues. We believe that the interests of all stockholders will be best served if you and we are able to enter into good faith discussions regarding resolution as soon as possible. Please direct any response to our counsel, Mark Reuter at mreuter@kmklaw.com.
We remind you and all Essex stockholders that they will receive only two sets of proxy materials, our proxy materials and the proxy materials prepared by the incumbent Board of Essex.
Sincerely,
/s/ Kevin M. Casey
Kevin M. Casey

Keating Muething & Klekamp is acting as legal advisor to Casey Capital.

About Casey Capital, LLC

Casey Capital is an investment manager based in Sherman, Connecticut, founded in 2002 by Kevin Casey. Casey invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus.

Cautionary Statement Regarding Opinions and Forward-Looking Statements
Certain information contained herein constitutes "forward-looking statements" with respect to Essex, which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "could," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casey Capital are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casey Capital reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casey Capital disclaims any obligation to update the information contained herein. Casey Capital and/or one or more of the funds it manages may purchase additional Essex shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Investor Contact:
Casey Capital, LLC
Kevin Casey
646-825-4630

CASEY CAPITAL, LLC ("CASEY CAPITAL") INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF ESSEX RENTAL CORP. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASEY CAPITAL, KC GAMMA OPPORTUNITY FUND, LP, KEVIN CASEY, LEE KEDDIE, SHAWN KRAVETZ, JOHN CLIMACO AND RELATED PARTICIPANTS IN THE SOLICITATION (COLLECTIVELY, THE "PARTICIPANTS"), WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, D.F. KING & CO., INC., CASEY CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING D.F. KING AT (212) 269-5550 OR TOLL-FREE AT (866) 406-2283.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN THE SCHEDULE 14A TO BE FILED BY CASEY CAPITAL WITH THE SEC. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.